Exhibit 19.2

SHARE DEALING CODE

MAXCYTE, INC. (the “Company”)

SHARE DEALING CODE

This Share Dealing Code (this “Code”) is designed to ensure that you do not misuse, or place yourself under suspicion of misusing, information about the Company and its subsidiaries (together, the “Company”) which you have and which is not available to other investors in relation to dealing in any shares or debt securities of the Company or derivatives or other financial instruments linked to them (the “Company’s Securities”).

The freedom of directors and certain employees of the Company to deal in the Company’s Securities is restricted in a number of ways; by statute, by common law, by the AIM Rules for Companies published by London Stock Exchange plc,by the EU Market Abuse Regulation (596/2014) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”), and by the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

Part A of the Code applies to all employees of the Company.  Persons discharging managerial responsibilities (“PDMRs”) (being either a director of the Company of any other employee who has been told that he or she is a PDMR) are also required to comply with Part B of the Code.

In this Code:

“dealing” or “deal” covers a very wide range of transactions in the Company's Securities and includes buying or selling, or entering into an agreement to buy or sell, the Company's Securities and transfers of, granting and the exercise of options over the Company's Securities.  It also includes amending and/or cancelling an order for the Company's Securities and pledging the Company's Securities.  Annex 2 to this Code contains a non-exhaustive list of some of the actions that will be considered dealing.

“Closed Period” means the 30 day periods before the announcement of the Company's interim financial report, quarterly financial report or its preliminary announcement of annual results1.

The precise definition of what constitutes “Inside Information” differs between UK law and US law, but the basic concept is the same. In the UK, “inside information” means information in respect of the Company which is precise, which has not been made public, relates directly or indirectly to the Company's Securities and which, if made public, would be likely to have a significant effect on the price of the Company's Securities and which a reasonable investor would be likely to use as part of the basis of his or her investment decision. In the US, “inside information” is generally non-public information

[1]

UK MAR defines a closed period as the 30 day period before the publication of any annual or interim financial report which an issuer is obliged to make public under national law or the rules of the relevant trading venue. The UK Financial Conduct Authority has stated that it will take the approach that the closed period in respect of annual accounts is the 30 day period prior to a company's preliminary results announcement provided that the preliminary results contain all the Inside Information that will be included in the annual report. This Code assumes that all Inside Information will be included in the preliminary results.

about a public company that, if disseminated, would likely affect the market price of the company’s securities or would likely be considered important, or “material,” by investors who are considering trading in that company’s securities.

Failure to comply with this Code may result in internal disciplinary procedures. Depending on the circumstances you may also be found guilty of committing a criminal offence (insider dealing) which is punishable by imprisonment or fines, or a civil offence (market abuse) which may result in fines or public censure.

If you have any questions about this Code, please speak to the Company Secretary.

A.ALL EMPLOYEES

Clearance to deal

1.	You must not deal in the Company's Securities without obtaining advance clearance from the Designated Officer using the form at Annex 1. The Designated Officer will be:
(a)	for all employees who are not PDMRs – the Company Secretary;
(b)

for PDMRs (other than the Chief Executive Officer) - the Chief Executive Officer (the “CEO”) or, if the CEO is not present, the Chair, the senior independent director, a committee of the board, or other officer of the Company nominated for that purpose by the CEO. If the roles of chair and chief executive are combined, the Designated Officer shall be the senior independent director;

(c)

for the CEO – the Chair or, if the Chair is not present, the senior independent director, or a committee of the board. If the roles of chair and chief executive officer are combined, the Designated Officer shall be the senior independent director; and

(d)

for any person who is not a director and is not covered by one of the foregoing categories, the Company Secretary, the Chief Executive Officer, or, if the Company Secretary and CEO are not present, the Chair, the senior independent director, a committee of the board, or other officer of the Company nominated for that purpose by the CEO.

As well as requiring details about your proposed dealing, submission of the form requires you to confirm that you do not have any Inside Information.  Forms may be submitted via email to [*****].

2.

If you are a PDMR applying for clearance during a Closed Period or any employee submitting your request for clearance for a dealing under a Trading or Investment Plan, please contact the Company Secretary before making your application as you may be required to provide additional documentation in order to obtain clearance.

3.

In certain circumstances you may be notified in writing that clearance is not required in relation to a particular dealing (for example, in relation to certain share schemes or plans or offers of common stock by the Company).

4.

In granting clearance to deal, the Designated Officer will assess (in consultation with the Company's Disclosure Committee, if required) whether or not you are, or may be considered to be, in possession of Inside Information and whether or not the proposed dealing is pursuant to a pre-existing contractual obligation.  You will usually receive the Company's decision within 5 business days of your request.  The Company will not normally give you reasons if you are refused permission to deal. Where permission to deal is given you will be required to deal as soon as possible and in any event within two business days of the permission being given.  The decision of the Company is final.

B.ADDITIONAL PROVISIONS FOR PDMRs ONLY

Closed Periods

1.

Unless the Company has given you advance permission in accordance with paragraph 2 below, you must not deal on your own account, or for the account of a third party, directly or indirectly, in any of the Company's Securities during a Closed Period. The Company will give you advance notice of the dates of the Closed Periods.

Exceptions

2.	The Company only has a very limited ability to permit you to trade during a Closed Period but may, as an exception, allow you to do so where the proposed trading activity:

(a)	is a sale of common stock and is necessary because of exceptional circumstances such as severe financial difficulty which require an immediate sale;
(b)	is in relation to specific types of employee benefit scheme; or
(c)	is a transfer between your own security accounts and does not result in a change in price of the securities,

provided that in each case you are able to demonstrate that the particular trade cannot be executed at any time other than in the relevant Closed Period.

Outside of Closed Periods, clearance to deal will be granted or refused on the basis set out in paragraph 4 of Part A above.

Persons Closely Associated with PDMRs - PCAs

3.	You should notify any persons who are closely associated with you (your "PCAs") of the Company's Closed Periods and take steps to prevent them dealing in the Company's Securities in such periods.

4.

Your PCAs are: (i) your spouse or equivalent under national law; (ii) dependent children under 18; (iii) a relative who has shared the same household as you for at least one year on the date of dealing; and (iv) a legal person, trust or partnership, the managerial responsibilities of which are discharged by you or by one of the persons in paragraphs (i) to (iii), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

5.	You must:

(a)

inform your PCAs in writing of their obligations under paragraph 7, including that they will need to procure that their investment managers inform them of any dealings they undertake on their account so that they can comply with their obligations under paragraph 7 (for each PCA, a “PCA Notification”). The Company Secretary will provide you with a template Letter that you can use for your PCA Notifications;

(b)	provide a copy of each PCA Notification to the Company Secretary and keep a copy of each PCA Notification; and
(c)	inform the Company Secretary of the identity of your PCAs (including any changes to that list).

Investment Managers

You should:

(a)	notify your investment managers when the Company's Closed Periods are; and
(b)	take steps to:
(i)	prevent your investment manager from dealing on your account in the Company's Securities during Closed Periods; and
(ii)

ensure that your investment managers notify you of every transaction or other dealing in the Company's Securities they conduct on your account no later than the business day following the day of relevant transaction.

Notification of Transactions

6.

Every transaction in the Company's Securities conducted on your own account, or on the account of any of your PCAs (including by investment managers), must be promptly notified by you and/or the PCA (as appropriate) to:

(a)	the Company Secretary no later than the business day following the day of relevant transaction[2]; and
(b)

the Financial Conduct Authority no later than three business days after the relevant transaction (the Company Secretary will assist you and your PCAs with this if you ask him/her either before, or as soon as, the transaction has taken place).

[2]

UK MAR allows the PDMR/PCA 3 days to notify the Company. This shorter period is used to allow the Company to assist with notifying the FCA and to allow the Company to comply with its obligations to notify the market.

7.

The form of notification to be made pursuant to paragraph 6 is available on the FCA’s website. Please contact the Company Secretary if you need any assistance with completing this form. On receipt by the Company of such notification, it will promptly announce the details received in such notification to the markets via a Regulatory Information Service.

C. INSIDER TRADING LIABILITY IN THE UNITED STATES

8.

In the United States, insider trading laws prohibit “manipulative or deceptive devices” that include the purchase or sale of a security of any issuer by an insider on the basis of material non-public information about that security or insider.   For definitions of “material non-public information,” please refer to our Corporate Disclosure Policy.

There are two versions:

(a)Trading – insider has important, non-public information and trades securities on the basis of such knowledge; and

(b)Tipping – insider (tipper) discloses material, non-public information to another person (tippee) who trades on that information.

A key factor is whether the insider was aware of material information which was not publicly available – mere possession of the information is enough, whether or not you actually “use” it.

Insiders include directors, management, significant shareholders who may have access to non-public information, employees, lawyers, accountants, consultants, and any person receiving a tip from an insider.

Inside information is both material and non-public. When determining materiality, U.S. courts will weigh the probability that the event will occur against the magnitude should it occur. Courts use hindsight, so if the transaction actually occurred, then the courts will likely reject any argument that the probability was small.

Non-public information is information that has not yet been effectively disseminated to the investing public. Most information should be considered “disseminated” two business days after distribution through a press release, SEC filing or other appropriate disclosure mechanism.

The Company can potentially have liability for insider trading by its directors, employees and consultants under U.S. securities laws.

9.	Penalties for violating U.S. insider trading laws

(a)Civil – in an action brought by the SEC, up to three times the trading gains or losses avoided. Enforced by the SEC, stock exchanges and plaintiff’s lawyers. Always assume that the SEC and stock exchanges undertake detailed review of trading records following material events that are preceded by stock movement.

(b)Criminal – up to 20 years in jail for individuals; fines of up to $5 million for individuals ($25 million for companies). Enforced by federal prosecutors and extensively covered by the press.

Violation of U.S. insider trading laws also results in significant harm to the Company, including expense, distraction and potential liability.

D.TRADING RESTRICTIONS

While aware of material non-public information related to the Company, you may not:

●	Trade in Company securities (e.g., purchase, sell or gift such securities), and you also may not direct any other person to purchase, sell or gift Company Securities or disclose the information to anyone outside the Company. With the exception that a trade is not prohibited if it is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section E of this Code.
●	Give “tips” on material non-public information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company securities.
●	Additionally, you are prohibited from trading (e.g., purchasing, selling, or gifting) or otherwise suggesting (e.g., “tip”) or directing trades in the securities of the Company’s affiliates, subsidiaries, customers, suppliers, joint venture partners, or potential business combination parties, when you have material non-public Information related to such other companies, and such information is obtained in the course of employment with, or other services performed on behalf of, the Company.

E. TRADING PLANS AND RULE 10B5-1 PLANS

10.

This section applies to “Trading Plans”, being written plans entered into by a person subject to this Code (a “Restricted Person”) and an independent third party that sets out a strategy for the acquisition and/or disposal of Company securities, by the Restricted Person, and which: (i) specifies the amount of Company securities to be dealt in and the price at which and the date on which the Company securities are to be dealt in; (ii) gives discretion to that independent third party to make trading decisions about the amount of Company securities to be dealt in and the price at which and the date on which the Company securities are to be dealt in; or (iii) includes a method for determining the amount of Company securities to be dealt in and the price at which and the date on which the Company securities are to be dealt in.  It also applies to any contract, plan or instruction to trade in the Company’s securities established in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended.

11.Pre-Approval

The initiation of, and any modification to, any Trading Plan will be deemed to be a transaction in Company securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in Company Securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Chair or the CEO, who may impose such conditions on the implementation and operation of the Trading Plan as the Chair or CEO deems necessary or advisable. However, establishment of a Trading Plan, compliance of the Trading Plan to the terms of Rule 10b5-1, as applicable, and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Chair or the CEO.

Pre-approval does not relieve you of your responsibility to avoid improper trading. The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. Actions taken by the Company, its compliance officers and other members of the legal department do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

A director or employee may enter into a Trading Plan only when he or she is not in possession of inside information and only during a trading window period outside of the close period.  A director or employee must enter into the Rule 10b5-1 plan in good faith and must also act in good faith with respect to any contract, instruction or plan that is adopted.  Any such plan will also include a representation from such director or employee that he or she is not aware of any inside information and is adopting the plan in good faith.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company securities, even pursuant to a previously approved Trading Plan, if the Chair or the Board of Directors, in their discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company or that such director or employee has not entered into the Rule 10b5-1 plan in good faith or acted in good faith with respect to any contract, instruction or plan that is adopted.  In addition, from time to time,  upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all Company executive officers and directors are prohibited from trading in or gifting Company Securities. The existence of an event-specific blackout period may not be known by others within the Company, and only to those who are aware of the event giving rise to the blackout period may be privy to such information. Therefore, if you are made aware of the existence of an event-specific blackout period, you should not disclose the existence of such blackout period to any other person.  Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in Company securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Code and result in a loss of the exemption set forth herein.

Directors or employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of securities, including the exercise of options for common stock. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of:

●	for directors and officers, the later of (1) 90 days between the establishment of a Trading Plan and commencement of any transactions under such plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal period in which the plan was adopted; or
●	for insiders other than directors and officers 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan.

An individual may not adopt more than one Trading Plan for transactions on the open market unless (i) a series of contracts with different broker-dealers or agents are entered into that, when taken as a whole, effectively function as a single “plan” and meet the applicable conditions of the rule; (ii) there is one plan under which trading is authorized to begin only after all trades under an earlier-commencing plan are completed or expired; and (iii) a plan provides for an agent to sell securities only as necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award.

Once a trade has been made pursuant to a Trading Plan, you must submit a copy of such trade order or confirmation relating to the purchase, sale or gift of the Company securities to the Company’s General Counsel within one Trading Day of any such transaction.  This information is necessary to enable us monitor trading by executive officers and directors and ensure that all such trades are properly reported.  Your adherence to this Policy is vital to your protection as well as the Company’s.

12.Hedging Transactions

Hedging transactions may insulate you from upside or downside price movement in Company securities which can result in the perception that you no longer have the same interests as the Company’s other stockholders.  Accordingly, you may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including the purchase or sale of puts or calls or the use of any other derivative instruments.

13.Margin Accounts and Pledging

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan.  A margin or foreclosure sale that occurs when you are aware of material non-public information may, under some circumstances, result in unlawful insider trading.  Because of this risk, you may not hold Company securities in a margin account nor pledge Company securities as collateral for a loan.

14. Pension Fund Blackout Periods

During a pension fund “blackout period,” executive officers and directors generally are prohibited by federal law from transacting in the Company’s equity securities.  The term

“blackout period” is defined in pertinent federal regulations and generally means a period in which 50% or more of the participants in the Company’s plan are temporarily unable to conduct transactions in the Company’s stock fund for more than three consecutive business days.  Blackout periods may occur, for example, when there are certain administrative changes affecting the plan.  Persons that are subject to the trading restrictions relating to pension fund blackout periods will be notified upon the implementation of any such period.

15. Short-Swing Trading / Control Stock / Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.

13.Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Chair (or in the case of the Chair, the CEO).  Revocation is effected upon written notice to the broker. No revocation may be effected during a close period or when the Trading Plan participant is in possession of inside information. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a close period and at a time when the Trading Plan participant does not possess inside information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.

F. GENERAL PROVISIONS

This Policy continues to apply to your transactions in Company securities or the securities of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated.  If you are in possession of material non-public information when your relationship with the Company concludes, you may not trade in Company Securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES.  EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE.  IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR GENERAL COUNSEL.  DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Annex 1

request for clearance to deal

Please complete this form and submit it to the Company Secretary. You may submit this form via email to [*****].  You must not deal until you have received confirmation that you can deal.

In accordance with the Share Dealing Code, I request clearance to deal in securities as indicated below:

Name
Type and number of securities (if not known, please provide estimate or "up to" number):
Nature of deal (e.g. purchase or sale of common stock, exercise of option)
Other information (disclose any additional material facts which may affect the decision as to whether clearance to deal will be granted)

I confirm that:

1.	I do not have any Inside Information relating to the Company or the Company's Securities.

2.	By dealing, I would not be in breach of any applicable law or regulation in relation to dealing in publicly traded securities.

3.	If the confirmations of (1) or (2) above should change at any time before the dealing, I undertake that I will not proceed with the dealing.

4.

If I am given permission to deal, I will enter my order to sell as soon as possible and in any event within two business days of the permission being given.  I understand that it may take time for my order to be filled.

Name:	Date:

Position:

Extension no:

For Chair/Chief Executive Officer/Company Secretary use only

CLEARANCE GRANTED/REFUSED BY:

(either Chair, Chief Executive Officer, Company Secretary or other person, all as provided for in the Company’s Share Dealing Code Part A1)

Signed

Name and Title

Date

IMPORTANT – WHERE CLEARANCE GRANTED, AUTHORITY TO DEAL WILL EXPIRE TWO BUSINESS DAYS FOLLOWING THE DATE SET OUT ABOVE

Annex 2

DEALING

The following is a non-exhaustive list of transactions which could constitute "Dealing" for the purposes of the Company’s Share Dealing Code (and MAR Compliance Manual):

(A)

the pledging or lending of the Company's Securities (although a pledge, or a similar security interest, of the Company's Securities in connection with the depositing of Company's Securities in a custody account is not "Dealing", unless and until such pledge or other security interest is designated to secure a specific credit facility);

(B)

transactions in the Company's Securities undertaken by persons professionally arranging or executing transactions or by another person of behalf of a person to whom this Code applies, including where discretion is exercised;

(C)

transactions in the Company's Securities made under a life insurance policy, where (i) the policyholder is a person to whom this Code applies; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy;

(D)	an acquisition, disposal, short sale, subscription or exchange of the Company's Securities;

(E)

the acceptance or exercise of an option over the Company's Securities, including of a stock option granted as part of a remuneration package, and the disposal of common stock stemming from the exercise of a stock option;

(F)	entering into or exercise of equity swaps related to the Company's Securities;

(G)	transactions in or related to derivatives over the Company's Securities, including cash-settled transactions;

(H)	entering into a contract for difference on the Company's Securities;

(I)	the acquisition, disposal or exercise of rights in relation to the Company's Securities, including put and call options and warrants;

(J)	subscription to a share capital increase or debt instrument issuance of the Company;

(K)	transactions in derivatives and financial instruments linked to a debt instrument of the Company including credit default swaps;

(L)

conditional transactions relating to the Company's Securities (although the completion of such transactions upon fulfilment of the conditions does not constitute Dealing and therefore does not require clearance);

(M)	the automatic or non-automatic conversion of a Company Security into another Company Security, including the exchange of convertible bonds to common stock;

(N)	gifts and donations of the Company's Securities made or received, or an inheritance of the Company's Securities received;

(O)	transactions executed in index-related products, baskets and derivatives transacting in the Company's Securities;

(P)transactions executed in shares or units of investment funds which transact in the Company's Securities;

(Q)transactions in the Company's Securities executed by manager of an investment fund in which a person to whom this Code applies has invested;

(R)	transactions in the Company's Securities executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a person to whom this Code applies; and

(S)	borrowing or lending of the Company's Securities.